Exhibit 99.1

Albemarle promotes John Steitz to President and Chief Operating Officer

BATON ROUGE, La., Feb. 27, 2012 — Albemarle Corporation (NYSE: ALB), a leader in the global specialty chemicals market, announced today that John Steitz has been elected President and Chief Operating Officer of the company, effective March 1, 2012. In this role, Mr. Steitz will oversee all aspects of the company’s operations, including global responsibility for manufacturing, supply chain, sales and health, safety and environmental.

“John is a recognized leader in the specialty chemicals arena and has served Albemarle with incredible leadership and dedication. With a deep knowledge of both our businesses and the chemical industry and a true passion for executing our strategies, he is the ideal fit for this position,” said Luke Kissam, Chief Executive Officer of Albemarle. “I look forward to continuing to work with John to deliver on our future growth strategy.”

An industry veteran with nearly thirty years of experience in business management and administration activities, Mr. Steitz joined Albemarle in July 2000 and has served in various roles of increasing responsibility during his tenure with the company. Most recently, Mr. Steitz served as Executive Vice President and Chief Operating Officer. From October 2002 to April 2007, he served as Senior Vice President, Business Operations, and from July 2000 until October 2002, he was Vice President of the company’s Fine Chemistry segment. Prior to joining Albemarle, Mr. Steitz served as Vice President and General Manager of Pharmaceutical Chemicals for Mallinckrodt, Incorporated.

About Albemarle Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry. Corporate Responsibility Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010 and 2011. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

Media Contact: Ashley Mendoza, (225) 388-7137, Ashley.Mendoza@albemarle.com

Investor Relations Contact: Lorin Crenshaw, (225) 388-7322, Lorin.Crenshaw@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

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